Exhibit (h)(2)(A)
Amendment to

Amended and Restated Transfer Agency and Services Agreement

This Amendment, dated _______________, 2015 (this “Amendment”), is made to the Amended and Restated Transfer Agency and Services Agreement, dated January 20, 2014, as amended (the “Agreement”), between Centre Funds (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement to modify Appendix A (List of Portfolios) to account for a new series of the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            Appendix A (List of Portfolios) to the Agreement is deleted in its entirety and replaced with the Appendix A (List of Portfolios) attached hereto.

2.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

CENTRE FUNDS		ALPS FUND SERVICES, INC.

By:		By:
Name:	James A. Abate	Name:	Jeremy O. May
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

_______________, 2015

Centre American Select Equity Fund
Centre Global Select Equity Fund
Centre Multi-Asset Real Return Fund
Centre Active U.S. Treasury Fund
Centre Active U.S. Tax Exempt Fund